As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVITA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1021707
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

(661) 367-9170

(Address of Principal Executive Offices)

AVITA Medical, Inc. 2020 Omnibus Incentive Plan

AVITA Medical, Inc. Employee Stock Purchase Plan

Individual Stock Option Award Agreements

(Full Title of the Plans)

Donna Shiroma

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

(661) 367-9170

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Christopher H. Cunningham

Coleman Wombwell

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (i) an additional 2,500,000 shares (the “Omnibus Plan Shares”) of common stock under the AVITA Medical, Inc. 2020 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), as a result of the stockholders of AVITA Medical, Inc. (the “Registrant”) approving an amendment to the Omnibus Plan to increase the shares of common stock available for issuance under the Omnibus Plan on June 6, 2023 at the Registrant’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”); (ii) 1,000,000 shares of common stock under the AVITA Medical, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”), as a result of the Registrant’s stockholders approving the Stock Purchase Plan at the 2023 Annual Meeting; and (iii) an aggregate of 395,244 shares of common stock that are issuable upon the exercise of stock options granted pursuant to individual stock option award agreements approved by the Registrant’s stockholders at the Registrant’s 2021, 2022 and 2023 Annual Meetings of Stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, AVITA Medical, Inc. is sometimes referred to as “Registrant,” “we,” “us,” “our,” or “AVITA”.

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information.

We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the Commission on February 23, 2023;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 as filed with the Commission on May 11, 2023;

(c)	Our Current Reports on Form 8-K dated January 20, 2023, March 21, 2023, March 22, 2023, March 27, 2023, May 12, 2023, June 6, 2023, and June 15, 2023; and

(d)	The description of the Registrant’s common stock set forth on the Form 8-K12B filed June 30, 2020, including any Amendment or reports filed for the purpose of updating this description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are a Delaware corporation and certain provisions of Delaware law and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the DGCL.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Articles V and VI of our certificate of incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	2020 Omnibus Incentive Plan (previously filed as Exhibit 10.29 to the Registrant’s Form 10-KT filed with the Commission on February 28, 2022, which is incorporated herein by reference)

4.2	Amendment No. 1 to the Registrant’s 2020 Omnibus Incentive Plan (previously filed as Annexure A to the Registrant’s Definitive Proxy Statement filed with the Commission on April 14, 2023, which is incorporated herein by reference)

4.3	AVITA Medical, Inc. Employee Stock Purchase Plan (previously filed as Annexure B to the Registrant’s Definitive Proxy Statement filed with the Commission on April 14, 2023, which is incorporated herein by reference)

4.4	Form of Stock Option Grant (previously filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 23, 2023, which is incorporated herein by reference)

5.1	Opinion of K&L Gates LLP*

23.1	Consent of Grant Thornton LLP*

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (see Signature Page)

107.1	Filing Fee Table*

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Valencia, California, on June 30, 2023.

AVITA MEDICAL, INC.

By:	/s/ James Corbett
James Corbett
Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints James Corbett and Donna Shiroma, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 30, 2023.

/s/ James Corbett James Corbett	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David O’Toole David O’Toole	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Lou Panaccio Lou Panaccio	Director

/s/ Jeremy Curnock Cook Jeremy Curnock Cook	Director

/s/ Jan Reed Stern Jan Reed Stern	Director

/s/ Suzanne Crowe Suzanne Crowe	Director

/s/ Robert McNamara Robert McNamara	Director

/s/ Cary Vance Cary Vance	Director